                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

[HARVEST LOGO]


                           HARVEST NATURAL RESOURCES
                           PROVIDES GUIDANCE FOR 2004

                           o PRODUCTION UP 50% TO 75%
                           o OPERATING EXPENSE DOWN 30% TO 35% PER Boe


         HOUSTON, TX (January 8, 2004) - Harvest Natural Resources, Inc. (NYSE:
HNR) today provided certain financial and operating guidance assumptions for 2004.

         Production from Venezuela during 2004 is projected to average between 33,000 and 38,000 barrels of oil equivalent per day (Boepd) which is a 50 percent to 75 percent increase over the 2003 average production of 21,400 Boepd. Oil production for 2004 is projected to average between 22,000 barrels and 26,000 barrels per day compared with an average of 20,200 Bopd for 2003. Natural gas sales are projected to average between 70 and 80 million cubic feet per day.

         Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, "Production is expected to increase significantly this year. While oil production should increase modestly, we will have natural gas production for the full year. We began delivering gas into the PDVSA sales line on November 25, 2003. Increasing natural gas sales diversifies our revenue stream and reduces our dependence on oil. We intend to drill ten wells in the Uracoa Field beginning in the second quarter. The main objective of the drilling program will be to access undrained oil zones under the gas cap enhancing both oil and gas production capacity."

         Operating expenses are projected to average between $2.50 and $2.75 per barrel of oil equivalent (Boe) for 2004, down significantly from the 2003 estimate of $3.90 per Boe. Operating costs for 2003 were adversely impacted by the need to workover a number of wells after the field was shut in due to the Venezuelan work stoppage. Capital expenditures for 2004 are projected to be $30 to $35 million compared with 2003 capital expenditures of approximately $58 million.

         Assuming a WTI oil price of $26 for 2004, these production estimates yield net income in the range of $15 to $20 million ($0.42 to $0.56 per diluted share). Discretionary cash flow (cash flow from operating activities before changes in operating assets and liabilities) is estimated to be $55 to $65 million. See Reconciliation of Non-GAAP Measures below.

         Dr. Hill continued, "Our discretionary cash flow is projected to exceed capital expenditures by approximately $25 million in 2004. This cash flow combined with our current $140 million cash balance will allow us to invest in multiple growth opportunities, particularly in Russia and Venezuela, and for other corporate purposes."


               15835 Park Ten Place Drive; Houston, Texas 77084
                       ph: 281.579.6700 fax: 281.579.6760

         Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela. For more information visit the Company's website at www.harvestnr.com.

                                                            2003 ESTIMATE           2004
                                                             (UNAUDITED)          GUIDANCE
                                                            -------------         --------
PRODUCTION
  Oil (Bopd)                                                      20,200       22,000 - 26,000
  Natural Gas (MMcfpd)                                                 7               70 - 80
  Boe per day                                                     21,400       33,000 - 38,000

PRICE
  Oil ($/Bbl)                                                     $14.09                $12.30(1)
  Natural Gas ($/Mcf)                                              $1.03                 $1.03

COSTS PER BOE
  Operating                                                        $3.90         $2.50 - $2.75
  G & A                                                            $2.00         $1.25 - $1.50

Equity loss and gain from sale of Geoilbent ($MM)(2)               $17.4                     -

Net income ($MM)                                               $20 - $22             $15 - $20
Earnings per share - diluted                                 0.55 - 0.63           0.42 - 0.56

Discretionary cash flow ($MM)(3)                               $30 - $35             $55 - $65

Capital Expenditures ($MM)                                           $58             $30 - $35

(1)  Assumes average West Texas Intermediate price of $26.00 per barrel.
(2)  The Company sold its interest in LLC Geoilbent in September 2003.
(3) Discretionary cash flow is defined as cash flows from operating activities before changes in operating assets and liabilities.

 Reconciliation of Non-GAAP Measures ($MM):
 Net cash provided by operating activities                               $40 - $45         $65 - $75
 Less estimated total changes in operating assets & liabilities                $10               $10
                                                                         ---------         ---------
 Discretionary cash flow                                                 $30 - $35         $55 - $65
                                                                         =========         =========

                                      # # #

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 578-8020

This press release may contain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from the Company's expectations due to changes in operating performance, project schedules, oil and gas demands and prices, and other technical and economic factors.

================================================================================


               15835 Park Ten Place Drive; Houston, Texas 77084
                       ph: 281.579.6700 fax: 281.579.6760